EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Country/State of Incorporation	Doing Business As

Allsteel LLC	Illinois	Allsteel LLC; HNI Global; HNI One; HNI One - Global Accounts; One from HNI; HNI Canada

Design Holdings Inc.	Iowa	Design Holdings Inc.; Danish Design Store; Design Public; Design Public Group

The Gunlocke Company LLC	Iowa	The Gunlocke Company LLC

Hearth & Home Technologies LLC	Iowa	Hearth & Home Technologies; Fireside Hearth & Home; The Outdoor GreatRoom Company

HNI Holdings Inc.	Iowa	HNI Holdings Inc.

HNI Services LLC	Iowa	HNI Services LLC

HNI Technologies Inc.	Iowa	HNI Technologies Inc.

HNI Workplace Furnishings LLC	Iowa	HNI Workplace Furnishings LLC; Allsteel; HON; The HON Company; Gunlocke; The Gunlocke Company; HBF, HBF Textiles; Hickory Business Furniture

The HON Company LLC	Iowa	The HON Company LLC; Lewis Office LLC; Lewis Office; The HON Company LLC - ATHC

Kimball International, Inc.	Indiana	Kimball International, Inc.

Kimball Furniture Group, LLC	Indiana	Kimball Furniture Group, LLC

Kimball International Brands, Inc.	Indiana	Kimball International Brands, Inc.

Kimball Hospitality, Inc.	Indiana	Kimball Hospitality, Inc.

Steelcase Inc.	MI	Steelcase Inc.

Steelcase Holding SAS	France	Steelcase Holding SAS

Steelcase SAS	France	Steelcase SAS